         EXHIBIT 11  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                 (Unaudited)

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                                                       16 Weeks Ended                  28 Weeks Ended
                                                       --------------                  --------------
                                                 October 14,     October 15,      October 14,     October 15,
                                                 -----------     -----------      -----------     -----------
                                                      1995            1994           1995            1994
                                                      ----            ----           ----            ----
 PRIMARY
    Weighted average shares outstanding              8,399,994       8,437,198      8,407,297       8,439,257

    Net effect of dilutive stock options -
       based on the treasury stock method               44,474          11,780         27,257           5,941
                                                    ----------      ----------     ----------      ----------
           Total                                     8,444,468       8,448,978      8,434,554       8,445,198
                                                    ==========      ==========     ==========      ==========

    Net income                                      $2,230,556      $2,385,794     $5,366,001      $4,765,683
                                                    ==========      ==========     ==========      ==========


           Per share amount                         $      .26      $      .28     $      .64      $      .56
                                                    ==========      ==========     ==========      ==========




 FULLY DILUTED
    Weighted average shares outstanding              8,399,994       8,437,198      8,407,972       8,439,257
    Net effect of dilutive stock options -
       based on the treasury stock method
       using average market price                       50,582          11,974         50,582          11,700

    Assumed conversion of 7% convertible
       subordinated debentures issued
       March 5, 1993                                 1,290,323       1,290,323      1,290,323       1,290,323
                                                    ----------      ----------     ----------      ----------
           Total                                     9,740,899       9,739,495      9,748,202       9,741,280
                                                    ==========      ==========     ==========      ==========


    Net income                                      $2,230,556      $2,385,794     $5,366,001      $4,765,683
    Add 7% convertible subordinated
       debenture interest, net of tax effect           276,835         267,465        484,935         472,793
                                                    ----------      ----------     ----------      ----------
                                                    $2,507,391      $2,653,259     $5,850,936      $5,238,476
                                                    ==========      ==========     ==========      ==========


           Per share amount                         $      .26      $      .27     $      .60      $      .54
                                                    ==========      ==========     ==========      ==========
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